CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Other Service Providers”, and to the incorporation by reference of our report dated November 21, 2007, on the financial statements and financial highlights of SunAmerica Equity Funds as of and for the year ended September 30, 2007 in the Registration Statement filed on Form N-14.

ERNST & YOUNG LLP

Houston, Texas

July 22, 2009